Exhibit C

EXECUTION COPY

CHINA AUTOPARTS, INC.

RIGHT OF FIRST REFUSAL, CO-SALE AND DRAG ALONG AGREEMENT (SEC)

THIS RIGHT OF FIRST REFUSAL, CO-SALE AND DRAG ALONG AGREEMENT (this “Agreement”) is entered into as of February 2, 2005 by and among China Autoparts, Inc., a Delaware corporation (the “Company”), Li Yungao (the “Founder”), Double Unity Investments Limited, a British Virgin Islands company (“Double Unity”), and certain other holders of Common Stock set forth on Exhibit A hereto (together with Double Unity, the “Existing Stockholders”, each individually, an “Existing Stockholder”; collectively with Investor and each other Holder, the “Stockholders” and individually a “Stockholder”) and JE Castings Investments Limited, a British Virgin Islands company (the “Investor” and together with its permitted assigns hereunder, the “Holders” and individually a “Holder”).

RECITALS

A. The Existing Stockholders are the owners of that number of shares of common stock (the “Common Stock”) of the Company set forth opposite each such Existing Stockholder’s name on Schedule A hereto.

B. The Investor, Double Unity, the Founder and each of the Group Companies are parties to a certain Stock Purchase Agreement dated as of the date hereof (the “Stock Purchase Agreement”) relating to the issue and sale of shares of the Company’s Common Stock Series A Preferred Stock (the “Series A Preferred Stock”) and transfer and sale of certain outstanding shares of the Company’s Common Stock (together with the Series A Preferred Stock to be purchased thereunder, the “Investor’s Shares”).

C. Pursuant to the Stock Purchase Agreement, the Investor, the Existing Stockholders and the Company shall enter into this Agreement.

D. The obligations of the Company and the Investor under the Stock Purchase Agreement are conditioned, among other things, upon the execution and delivery of this Agreement by the Investor, the Existing Stockholders and the Company.

ACCORDINGLY, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1 “Common Stock Equivalents” shall mean the number of shares of Common Stock, together with the number of shares of Common Stock into or for which any issued and outstanding Series A Preferred Stock or any other issued and outstanding convertible securities shall be convertible (excluding, for the avoidance of doubt, unexercised options or warrants).

1.2 A Holder’s “Pro Rata Co-Sale Share” of shall mean (i) the total number of Common Stock Equivalents then held by the Holder divided by (ii) the total number of Common Stock Equivalents held by the Selling Stockholder plus the total number of Common Stock Equivalents held by all Holders exercising Co-Sale rights pursuant to Section 4.

1.3 A Holder’s “Pro Rata Preemptive Share” shall mean (i) the number of Common Stock Equivalents then held by the Holder divided by, (ii) the total number of Common Stock Equivalents then held by all Stockholders.

1.4 A Holder’s “Pro Rata ROFR Share” shall mean the number of Transfer Shares multiplied by a fraction equal to (i) the total number of Common Stock Equivalents then held by the Holder divided by, (ii) the total number of Common Stock Equivalents held by all Holders.

1.5 “Permitted Transferee” shall mean the Founder’s spouse and children (whether natural or adopted), and any trust for the benefit of the Founder or any of the foregoing, provided, however, that such Permitted Transferee agrees in writing to be bound by the terms of this Agreement.

1.6 “Selling Stockholder” shall mean any Existing Stockholder that prepares to sell or otherwise transfer (“Transfer”) securities of the Company.

1.7 “Transfer Shares” shall mean any shares of capital stock of the Company proposed to be Transferred by an Existing Stockholder to any third party.

2. Preemptive Right.

2.1 Subject to the terms and conditions contained in this Section 2, the Company hereby grants to each Holder, the preemptive right (“Preemptive Right”) to purchase its Pro Rata Preemptive Share of any New Securities (as defined in Section 2.2) which the Company may from time to time, propose to sell and issue.

2.2 Definition of New Securities. Except as set forth below, “New Securities” shall mean any shares of capital stock of the Company, including Common Stock and Series A Preferred Stock, whether or not authorized, and rights, options or warrants to purchase said shares of Common Stock or Series A Preferred Stock, and securities of any type whatsoever that are, or may become, convertible into shares of Common Stock or Series A Preferred Stock. Notwithstanding the foregoing, “New Securities” shall not include:

(a) shares of the Company’s Common Stock or related options convertible into or exercisable for such Common Stock issued to employees, consultants, officers and directors of, advisors, customers, or vendors to the Company, pursuant to any arrangement approved by the Board of Directors of the Company (the “Board”) including in each case the Investor’s Board director nominees;

(b) shares of the Company’s Common Stock or related options convertible into or exercisable for such Common Stock issued to any bank, equipment or real property lessor or other similar credit financing institution or business counterparty if and to the extent that the transaction in which such sale or grant is to be made is approved by the Company’s Board of Directors including in each case the Investor’s Board director nominees, provided, however, that such issuance shall not be primarily for capital-raising purposes;

(c) any shares of capital stock of the Company issued in connection with any stock split, stock dividend or recapitalization by the Company; or

(d) any shares of capital stock of the Company issued in an initial public offering.

2.3 Notice of Right. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Holder written notice of its intention, describing the type of New Securities and the price and terms upon which the Company proposes to issue the same. The Holder shall have twenty (20) days from the date of receipt of any such notice to agree to purchase all or a portion of its Pro Rata Preemptive Share of such New Securities (up to the amount referred to in Section 2.1), for the price and upon the terms specified in the notice, by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. If the Holder elects to purchase such Holder’s full pro rata share (an “Electing Holder”), then such Electing Holder shall have a right of over-allotment such that if any other Holder fails to purchase such Holder’s full pro rata share of the New Securities, the Electing Holder may purchase, on a pro rata basis with any other Electing Holder, that portion of the New Securities (the “Remaining Securities”) which such other Holder elected not to purchase. Each such Electing Holder shall specify in its notification to the Company whether it also elects to purchase its pro rata portion of the Remaining Securities, if any.

2.4 Exercise of Right. If the Holder exercises its right to purchase the New Securities pursuant to Section 2.3 above, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place as soon as practicable after the Holder gives notice of such exercise.

2.5 Lapse and Reinstatement of Right. In the event the Holder fails to exercise the preemptive right provided in Section 2.3 within the twenty (20) day period specified in Section 2.3, the Company shall have ninety (90) days thereafter to sell the New Securities not elected to be purchased by the Holder at the price and upon the terms no more favorable to the terms specified in the Company’s notice. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within the ninety (90) day period, the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Holder in the manner provided above.

3. Right of First Refusal.

3.1 In the event that an Existing Stockholder or (in the case of a proposed sale by the Founder) his Permitted Transferee proposes to Transfer any Transfer Shares, such Existing Stockholder or Permitted Transferee shall give the Company written notice (the “Company Notice”) of the price, terms and conditions of the proposed sale, including the identity of the proposed purchaser of the Transfer Shares and a copy of any written proposal, term sheet, letter of intent or other agreement relating to the proposed sale.

3.2 The Existing Stockholder or Permitted Transferee shall give each Holder written notice (the “Notice”) of the price, terms and conditions of the proposed sale, including the identity of the proposed purchaser of the Transfer Shares and a copy of any written proposal, term sheet, letter of intent or other agreement relating to the proposed sale (which shall be the same price, terms, conditions, identity and copy specified in or included with the Company Notice). The Holder shall have twenty (20) days from the Holder’s receipt of the Notice to agree to purchase all or any portion of the Holder’s Pro Rata ROFR Share of such Transfer Shares, for the price and upon the terms and conditions specified in the Notice, by giving written notice to such Existing Stockholder or (if applicable) his Permitted Transferee, stating therein the quantity of the Transfer Shares to be purchased. If any Holder fails to agree to purchase its full Pro Rata ROFR Share within such twenty (20) day period, the Existing Stockholder or Permitted Transferee selling the Transfer Shares will give the Holders who did so agree (the “Electing Holders”) notice (the “Second Holders Notice”) of the number of Transfer Shares which were not subscribed for. The Electing Holders shall have ten (10) days from the date of the Second Holders Notice to agree to purchase their respective Pro Rata ROFR Share of all or any part of the Transfer Shares not subscribed for by such other Holders. For purposes of the second election under this Section 3.2, shares held by Holders other than Electing Holders shall be excluded from Section 3.2 for the purpose of calculating an Electing Holder’s “Pro Rata ROFR Share.” In the event the Holder timely elects to acquire any of the Transfer Shares proposed to be sold by the Existing Stockholder or his Permitted Transferee as specified in the Notice, settlement thereof shall be made in cash within thirty-five (35) days after the Holder’s receipt of the Notice; provided, however, that if the terms of payment set forth in the Notice are other than cash against delivery, the Holder shall pay for the Transfer Shares on the same terms and conditions set forth in the Notice.

3.3 Subject to the provisions of Section 4, in the event the a Holder fails to exercise the right of first refusal within the twenty (20) day period specified above (the “Notice Period”), such Existing Stockholder or his Permitted Transferee shall have sixty (60) days thereafter to sell the Transfer Shares not elected to be purchased at the price and upon the terms and conditions no more favorable to the purchasers of such Transfer Shares then specified in the Company Notice. In the event such Existing Stockholder or his Permitted Transferee has not sold the Transfer Shares within the sixty (60) day period, such Existing Stockholder or his Permitted Transferee shall not thereafter sell any Transfer Shares without first offering such Transfer Shares to the Holder in the manner provided in Section 3.2.

4. Co-Sale Right.

4.1 Notwithstanding anything to the contrary set forth in Section 3.3, no Existing Stockholder or Permitted Transferee may Transfer any Transfer Shares pursuant to Section 3 until each Holder shall have been given the opportunity, exercisable within twenty (20) days from the date of the Notice, to Transfer to the proposed purchaser or purchasers, upon the same terms and conditions offered by the Existing Stockholder or Permitted Transferee, up to the Holder’s Pro Rata Co-Sale Share of the Transfer Shares proposed to be Transferred.

4.2 Any Transfer made pursuant to this Section 4 shall be consummated within sixty (60) days from the date of the Notice and shall be conditioned upon the agreement of the proposed purchaser or purchasers that such proposed purchaser or purchasers will purchase from the Holder timely electing to participate in such sale pursuant to this Section 4, the Investor’s Pro Rata Co-Sale Share of the Transfer Shares proposed to be Transferred.

4.3 Each Holder shall effect its participation in the sale by promptly delivering to the Existing Stockholder or such Permitted Transferee, with a copy to the Company, for Transfer to the proposed purchaser one or more certificates, properly endorsed for Transfer, which represent:

(i) the number of shares of Common Stock which the Holder elects to Transfer; or

(ii) that number of shares of Series A Preferred Stock that is at such time convertible into the number of shares of Common Stock that the Holder elects to Transfer; provided, however, that if the proposed purchaser objects to the delivery of Series A Preferred Stock in lieu of Common Stock, the Holder shall convert such Series A Preferred Stock into Common Stock and deliver Common Stock as provided above. The Company hereby agrees to make any such conversion concurrent with the actual sale of such shares to the proposed purchaser.

4.4 The stock certificate or certificates that the Holder delivers to the Existing Stockholder or such Permitted Transferee pursuant to Section 4.3 shall be transferred to the proposed purchaser in consummation of the Transfer of the Transfer Shares pursuant to the terms and conditions specified in the Notice, and the Existing Stockholder or such Permitted Transferee shall concurrently therewith remit to the Holder that portion of the sale proceeds to which the Holder is entitled by reason of its participation in such sale. To the extent that any proposed purchaser or purchasers prohibit such assignment or otherwise refuse to purchase shares or other securities from the Holder exercising its rights of co-sale hereunder, the Existing Stockholder or Permitted Transferee shall not Transfer to such proposed purchaser or purchasers any Transfer Shares unless and until, simultaneously with such sale, the Existing Stockholder or Permitted Transferee shall purchase such shares or other securities from the Holder.

5. Exception. The restrictions set forth in Sections 2, 3 and 4 shall not apply in the case that each Existing Stockholder sells or transfers any Shares to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of employment or consulting relationship.

6. Prohibited Transfers.

6.1 In the event any Existing Stockholder or (in the case of a transfer by the Founder) his or her Permitted Transferee should Transfer any Transfer Shares in contravention of the co-sale rights of the Holder under this Agreement (a “Prohibited Transfer”), the Holders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided in Section 6.2 below (the “Put Option”), and such Existing Stockholder or Permitted Transferee shall be bound by such Put Option.

6.2 In the event of a Prohibited Transfer, the Holder shall have the right to exercise the Put Option to sell to the Existing Stockholder or Permitted Transferee, and the Existing Stockholder or Permitted Transferee shall be obligated to purchase from the such Holder, the number of shares of Common Stock equal to the number of shares the Holder would have been entitled to transfer to the proposed purchaser in the Prohibited Transfer under Section 4 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(a) The price per share at which the shares are to be sold to the Existing Stockholder or Permitted Transferee shall be equal to the price per share paid by the purchaser to the Existing Stockholder or Permitted Transferee in the Prohibited Transfer.

(b) Within ninety (90) days after the later of the dates on which the Holder (i) receives notice of the Prohibited Transfer or (ii) otherwise becomes aware of the Prohibited Transfer, each Holder shall, if exercising the Put Option created hereby, deliver to the Existing Stockholder or Permitted Transferee the certificate or certificates representing that number of shares of Common Stock to be sold, or, at the Holder’s option, a certificate or certificates representing that number of shares of Series A Preferred Stock that is at such time convertible into the number of shares of Common Stock to be sold, each certificate to be properly endorsed for transfer.

(c) The Existing Stockholder or Permitted Transferee shall, upon receipt of the certificate or certificates for the shares to be sold by the Holder pursuant to this Section 6.2, pay the aggregate purchase price therefore, as specified in Section 6.2(a), in cash or by other means acceptable to the Holder. The Existing Stockholder or Permitted Transferee shall also reimburse the Holder for any and all reasonable fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise of such Holder’s rights hereunder.

7. Changes in Stock. If, from time to time during the term of this Agreement,

7.1 there is a dividend of any security, stock split or other change in the character or amount of any of the outstanding securities of the Company, or

7.2 there is any consolidation or merger immediately following which Stockholders of the Company hold more than 50% of the voting equity securities of the surviving corporation, then, in such event, any and all new, substituted or additional securities or other property to which any Existing Stockholder or his or her Permitted Transferee is entitled by reason of his or her ownership of the Common Stock shall be immediately subject to the provisions of this Agreement as the Common Stock presently subject to this Agreement.

8. Drag Along Obligations.

8.1 If after five (5) years from the date of this Agreement, the Holders holding a majority of the Common Stock Equivalents then held by all Holders approve of a proposed Acquisition (as defined below), then, in any such event, each of the Existing Stockholders shall (i) be present, in person or by proxy, as a holder of shares of voting securities, at all meetings for the vote upon any such proposed Acquisition (so as to be counted for the purposes of determining the presence of a quorum at such meetings); (ii) vote, or give his, her or its written consent with respect to, all shares of capital stock held by him, her or it in favor of such proposed Acquisition and in opposition of any proposal that could reasonably be expected to delay or impair the consummation of any such proposed Acquisition; (iii) refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to or in connection with such proposed Acquisition; (iv) not transfer or deposit any shares of capital stock beneficially owned by him, her or it to or into a voting trust or subject any such shares of capital stock to any arrangement or agreement with respect to the voting of such shares of capital stock; and (v) take all actions reasonably necessary to consummate the proposed Acquisition, including without limitation amending the then existing Certificate of Incorporation of the Company.

8.2 For purposes of this Section 8, an “Acquisition” shall mean (i) the acquisition of the Company by one or more entities by means of a transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or recapitalization, but excluding any merger effected exclusively for the purpose of changing the domicile of the Company) unless the Company’s stockholders of record as constituted immediately prior to such transaction or series of transactions will, immediately after such transaction or series of transaction, hold (by virtue of securities issued in consideration of the Company’s securities) a majority of the voting power of the resulting or surviving entity, (ii) the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Company, whether in a single transaction or in a series of related transactions, or (iii) the closing of the transfer (whether by merger, consolidation or otherwise, but excluding any merger effected exclusively for the purpose of changing the domicile of the Company and any transaction or series of related transactions the sole purpose of which is to create a holding company that is owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction or series of related transactions), in a transaction or series of related transactions, to a person or group of affiliated persons, of the Company’s securities if, after such closing, such person or group of affiliated persons would hold a majority of the voting power of the Company.

8.3 Notwithstanding the provisions set forth in Sections 8.1 or 8.2 of this Agreement, a Holder’s vote in favor of, consent to, no objection to and/or participation in any of the transactions described in Sections 8.1 or 8.2 of this Agreement (each a “Sale of the Company”) shall be subject to the satisfaction of each of the following conditions:

(a) Subject to Section 8.3(b) below, upon the consummation of the Sale of the Company, all of the holders of the Company’s Series A Preferred Stock and Common Stock will receive the same form and amount of consideration per share of Series A Preferred Stock and Common Stock, respectively, and taking into account any liquidation preferences to which the holders of Series A Preferred Stock are entitled, or if any such holders are given an option as to the form and amount of consideration to be received, all holders will be given the same option.

(b) The Holder shall not be required to accept consideration in an Acquisition other than cash or equity securities that are publicly traded on a recognized regional or national exchange or quotation system in the United States, Hong Kong, or any other jurisdiction (“Marketable Securities”), and the Holder shall not be obligated to participate in any Sale of the Company that would require it to accept any consideration other than cash and Marketable Securities.

(c) The only representations, warranties or covenants that the Holder shall be required to make in connection with an Acquisition are representations and warranties with respect to its own ownership of the Company’s securities to be sold or disposed of by it and its ability to convey title thereto free and clear of liens, encumbrances or adverse claims and reasonable covenants regarding confidentiality, publicity and similar matters. The liability of the Holder with respect to any representation and warranty or covenant made by the Company in connection with an Acquisition shall be several and not joint with any other person.

(d) The Holder shall not be required to amend, extend or terminate any contractual or other relationship with the Company, the acquiring party or their respective affiliates.

9. Legends. All certificates of the Existing Stockholders representing any Common Stock subject to the provisions of this Agreement shall have endorsed thereon a legend to substantially the following effect:

“THE RIGHT TO SELL THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS WHICH INCLUDE RIGHT OF FIRST REFUSAL AND CO-SALE RESTRICTIONS ON THE SALE OF THE SHARES, SET FORTH IN A RIGHT OF FIRST REFUSAL CO-SALE AND DRAG ALONG AGREEMENT, A COPY OF WHICH IS ON FILE AT THE CORPORATION’S PRINCIPAL PLACE OF BUSINESS.”

At any time at which any Common Stock are no longer subject to this Agreement, any holder of a certificate representing such Common Stock may surrender such certificate to the Company for removal of such legend, and the Company shall duly issue a new certificate in replacement thereof without such legend.

10. Transfer of Stock. The Company shall not, without the approval of Holders holding a majority of the Common Stock Equivalents then held by all Holders: (i) permit any transfer on its books of any securities of the Company which shall have been sold in violation of any of the provisions set forth in this Agreement or (ii) treat as the owner of such Securities, or accord the right to vote as an owner or pay dividends to any transferee to whom such Securities shall have been sold in violation of any of the provisions set forth in this Agreement.

11. Termination. With the exception of Section 16, this Agreement shall terminate upon the earlier to occur of:

11.1 an agreement in writing signed by the Company and the Holder;

11.2 the closing date of the initial underwritten public offering of the Company’s securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a SEC Rule 145 transaction), covering the offer and sale of Common Stock for the account of the Company with net proceeds to the Company of more than $20,000,000; and

11.3 the liquidation, dissolution or winding up of the business operations of the Company.

12. “Lock-up” Agreement. The Existing Stockholders hereby agree that they will not, directly or indirectly, without the prior written consent of the Company and the managing underwriter, during the period commencing on the date of the final prospectus relating to the initial public offering by the Company and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Existing Stockholders or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 12 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. The underwriters in connection with the initial public offering by the Company are intended third party beneficiaries of this Section 12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto; further, the Existing Stockholders hereby agree to enter into a written agreement with such underwriters containing terms substantially equivalent to the terms of this Section 12, and the Existing Stockholders hereby agree that such underwriters shall be entitled to require the Existing Stockholders to enter into such a written agreement.

The Existing Stockholders further agree that they will not directly or indirectly sell, without the prior written consent of the Company and the Holder, whether by public offering of securities of the Company pursuant to an effective registration statement under the Act or through an exemption from the registration provisions of any applicable securities laws, any securities of the Company, except as permitted pursuant this Agreement.

In order to enforce the foregoing covenant, the Company may, at the request of the Holder or otherwise, impose stop-transfer instructions with respect to the securities of the Existing Stockholders (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

13. Amendment. Any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (i) the Company, (ii) the holders of a majority of the outstanding Common Stock and (iii) the Holders holding a majority of the Common Stock Equivalents then held by all Holders. Any amendment or waiver effected in accordance with this Section shall be binding upon the Company, each Holder, each Existing Stockholder and each Permitted Transferee.

14. Further Assurances. Subject to the terms and conditions hereof, each of the Founder, Double Unity and the other Existing Stockholders agrees to use its best efforts to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as expeditiously as practicable, including, without limitation, the performance of such further acts or the execution and delivery of any additional instruments or documents as the Investor may reasonably request in order to carry out the purposes of this Agreement and the transactions contemplated hereby. Without limitation of the foregoing, the Founder will cause the Company and Double Unity to timely perform all of their respective obligations under the Agreement. The Company and the Founder each further, jointly and severally, agree to cause each transferee of Common Stock from an Existing Stockholder, as a prior condition to any such transfer, to agree in writing and in a form acceptable to the Holder to be bound by the terms of this Agreement.

15. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Transfer Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The rights of a Holder hereunder are fully assignable in connection with a permitted transfer of shares of the Company by the Holder and in the event any Holder assigns any of its Series A

Preferred Stock or share of Common Stock, such assignee will be deemed a Holder for all purposes hereof; provided, however, that the Holder at the time of such assignment shall give the Company written notice thereof stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement.

16. Governing Law; Venue. This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties. All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by arbitration in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three (3) arbitrators. Each opposing party to a dispute shall be entitled to appoint one arbitrator, and the third arbitrator shall be jointly appointed by the disputing parties or, failing which the Centre shall appoint the third arbitrator. The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the Centre at the time of the arbitration. The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of New York and shall not apply any other substantive law. Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party. The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for the enforcement of such award.

17. Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or signature delivered by facsimile shall be deemed for all purposes being good and valid execution and delivery of this Agreement by that party.

18. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

19. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when a printed confirmation sheet verifying successful transmission of the facsimile is generated by the sender’s machine, when sent by facsimile to the number set forth below; (c) five (5) business days after deposit in the mail with first class or certified mail receipt requested postage prepaid and addressed to the other party at the address set forth below; or (d) two (2) business days after deposit with an internationally recognized overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed, provided, however, that the sending party receives a confirmation of delivery from the delivery service provider. A party may change or supplement the addresses given below, or designate additional addresses, for purposes of this Section 19 by giving the other party written notice of the new address in the manner set forth above.

To:	Company, Founder, Double Unity and any Existing Stockholder

Attention:	c/o Mr. Li Yungao
Address:	Xinchang Tonglin Industrial Zone Dayi County Chengdu, Sichuan, PRC 611332
Tele. No.:	(8628)-88293779
Fax No.:	(8628)-88292672

To:	Investor

Attention:	Mr. Chris Hasson

Address:	Johnson Building 6-22 Dai Shun Street Tai Po Industrial Estate, NT Hong Kong
Tele. No.:	(852)2663 6688
Fax No.:	(852)2663 3702

20. Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

21. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

22. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

CHINA AUTOPARTS, INC.

By:
Name:
Title:

Address:	China Autoparts, Inc.

Facsimile:

EXISTING STOCKHOLDERS:

Li Yungao

Address:

Facsimile:

DOUBLE UNITY INVESTMENTS LIMITED

By:
Name:
Title:

Address:

Facsimile:

MAXIMA INTERNATIONAL INC.

By:
Monita Mo

ADAGIO TRADING, LTD.

By:

SCHOENFELD & WEINSTEIN L.L.P.

By:

LR INVESTMENT HOLDINGS, LTD.

By:
Name:
Title:

Address:

Facsimile:

Ding Ke

By:
Name:	Ding Ke

Liu Zenglin

By:
Name:	Liu Zenglin

Chen Weisheng

By:
Name:	Chen Weisheng

Song Ronghui

By:
Name:	Song Ronghui

Wang Xin

By:
Name:	Wang Xin

Wang Wenquan

By:
Name:	Wang Wenquan

INVESTOR:

JE CASTINGS INVESTMENTS LIMITED

By:
Name:	Christopher Hasson
Title:	Director

Address:	Johnson Electric Capital Limited

Facsimile:

SCHEDULE A

SCHEDULE OF EXISTING STOCKHOLDERS

Name of Existing Stockholder	Number of Shares of Common Stock
Li Yungao/Double Unity	6,636,364

LR Investment Holdings, Ltd.	470,000

Ding Ke	272,727

Liu Zenglin	272,727

Chen Weisheng	272,727

Song Ronghui	272,727

Wang Xin	272,727

Wang Wenquan	272,727